BCB Bancorp, Inc. Earnings Increase 25% to $10.0 Million in 2017 from $8.0 Million in 2016

BAYONNE, N.J., Feb. 15, 2018 BCB Bancorp, Inc. (the "Company"), Bayonne, NJ (NASDAQ: BCBP), the holding company for BCB Community Bank (the "Bank"), reported net income grew 25% to $10.0 million for the year ended December 31, 2017, compared with $8.0 million for the year ended December 31, 2016. Basic and diluted earnings per share were $0.76 and $0.75, respectively, for 2017, compared with $0.63 for 2016. Diluted earnings per share for 2017 includes the partial year dilutive impact of the Company's equity offering issued in September 2017.
For the fourth quarter ended December 31, 2017, net income was $1.3 million, or $0.08 per basic and diluted share, compared with net income of $2.5 million, or $0.20 per basic and diluted share, for the fourth quarter a year ago. Diluted earnings per share for the quarter ended December 31, 2017 includes the full quarter dilutive impact of the Company's equity offering issued in September 2017.
As with most community banks, the Company's fourth quarter and fiscal 2017 results were negatively affected by an income tax expense adjustment related to the Bank's net deferred tax assets because of the recently enacted Tax Cuts and Jobs Act (the "Tax Act"), which was enacted on December 22, 2017.  This noncash expense for the Company was approximately $2.2 million.  The new Tax Act will reduce the Bank's federal tax rate in future periods, beginning in 2018, to 21% from its current level of approximately 35%.  This reduced rate will positively impact net income in future periods, but as noted above also requires the Bank to revalue its net deferred tax assets for the year ended 2017 based upon the lower rate at which they will be recovered, thereby lowering their value. ASC 740 (Income Taxes) requires the recognition of the effect of changes in tax laws or rates in the period in which the legislation is enacted.
Net income, excluding the income tax adjustment noted above, was $3.5 million, or $0.22 per basic and diluted shares for the fourth quarter of 2017, which represented a 10% increase over $2.5 million, or $0.20 per basic and diluted shares for the fourth quarter of 2016. For the year, net income, excluding the income tax adjustment noted above, was $12.2 million, or $0.93 per basic and $0.92 per diluted shares, which represented a 48% and 47% increase, respectively, over $8.0 million, or $0.63 per basic and diluted shares for the prior year.

"Our results for 2017 highlighted a banner year for us with significant growth in asset size and core earnings, a successful capital raise and the signing of a definitive merger agreement with IA Bancorp," commented Thomas Coughlin, President and Chief Executive Officer. "While asset growth was near 14%, increases in net interest income, total noninterest income and a reduction in total noninterest expense all contributed to a strong fiscal year and an increase of more than 50% of pre-tax income over the prior year. Although the Company's 2017 results were impacted by tax reform, the lower corporate tax rate will provide much benefit to our shareholders starting in 2018.
"We opened our newest branch in Maplewood, New Jersey in the end of January. This new location, combined with the continued maturation of the nine branches we opened in 2015 and 2016 brings our franchise total to 23 locations across New Jersey and Staten Island, NY, and is helping expand our geographic footprint while providing additional sources of liquidity," Coughlin continued. "Additionally, our capital raise in the third quarter of 2017 provided us with the capital needed to continue to grow our franchise while remaining a well-capitalized financial institution. In the wake of the IA Bancorp, Inc. shareholder approval, we continue the process of working with our regulators on the merger. We enter 2018 focused on executing our strategic plan and increasing shareholder value. I am excited with the opportunities ahead and I am confident we will be able to extend the momentum and capitalize on these opportunities."
Results of Operations for the Years Ended December 31, 2017 and 2016
Net income was $10.0 million for the year ended December 31, 2017, compared with $8.0 million for the year ended December 31, 2016. Net income increased due to higher interest income, lower interest expense, higher non-interest income and lower non-interest expense, partially offset by an increase in the provision for loan losses and higher income tax expense for 2017, as compared with 2016.
Net interest income increased by $6.8 million, or 12.4%, to $61.9 million for 2017 from $55.1 million for 2016. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $115.4 million, or 7.0%, to $1.773 billion for 2017 from $1.658 billion for 2016, as well as an increase in the average yield on interest-earning assets of 7 basis points to 4.37% for 2017 from 4.30% for 2016. The average balance of interest-bearing liabilities increased by $79.3 million, or 5.6%, to $1.484 billion for 2017 from $1.405 billion for 2016, and the average cost of interest-bearing liabilities decreased by 10 basis points to 1.06% in 2017 from 1.16% in 2016. The net interest margin was 3.49% for the year, a 17 basis-point improvement compared to 3.32% for 2016.

Interest income on loans receivable increased by $4.0 million, or 5.7%, to $73.4 million for 2017 from $69.4 million for 2016. The increase was primarily attributable to an increase in the average balance of loans receivable of $141.5 million, or 9.8%, to $1.591 billion for the year from $1.450 billion for 2016, partially offset by a decrease in the average yield on loans receivable to 4.61% for 2017 from 4.79% for 2016. The increase in the average balance of loans receivable was the result of our comprehensive loan growth strategy. The decrease in average yield on loans reflects the competitive price environment prevalent in the Company's primary market area on loan facilities as well as the repricing downward of certain variable rate loans.
Interest income on securities increased by $1.7 million, or 138.6%, to $2.9 million for the year from $1.2 million for 2016. This increase was primarily due to an increase in the average balance of securities of $65.6 million, or 168.7%, to $104.5 million for 2017 from $38.9 million for 2016, partly offset by a decrease in the average yield of securities to 2.78% for 2017, from 3.13% for 2016.
Interest income on other interest-earning assets increased by $580,000, or 79.2%, to $1.3 million for 2017 from $732,000 for 2016. This increase was primarily due to an increase in the average yield on other interest-earning assets to 1.70% for 2017 from 0.43% for 2016, partially offset by a decrease in the average balance of other interest-earning assets of $91.7 million, or 54.2%, to $77.4 million for 2017, from $169.1 million for 2016.
Total interest expense decreased by $608,000, or 3.7%, to $15.7 million for 2017 from $16.3 million for 2016. The increase resulted primarily from a decrease in the average cost of interest-bearing liabilities of 10 basis points to 1.06% for the year from 1.16% for 2016, partly offset by an increase in the average balance of interest-bearing liabilities of $79.3 million, or 5.6%, to $1.484 billion for 2017 from $1.405 billion for 2016.
The provision for loan losses totaled $2.1 million and $27,000 for the years ended December 31, 2017 and 2016, respectively. The provision for loan losses is established based upon management's review of the Company's loans and consideration of a variety of factors, including, but not limited to, (1) the risk characteristics of the loan portfolio, (2) current economic conditions, (3) actual losses previously experienced, (4) the activity and fluctuating balance of loans receivable and (5) the existing level of reserves for loan losses that are probable and estimable.
Total non-interest income increased by $1.4 million, or 22.2%, to $7.5 million for 2017 compared with $6.1 million for 2016. The increase was primarily attributable to income gained from the sales of other real estate-owned ("OREO") properties of $1.6 million for 2017 with no comparable figure for 2016, a loss on a bulk sale of impaired loans held in the portfolio of $373,000 for 2016 with no comparable sale for 2017, an increase in sales of investment securities of $97,000 for 2017 with no comparable figure for 2016, and an increase in other non-interest income of $249,000, or 264.9%, to $343,000 for 2017 from $94,000 for 2016. The increase in other non-interest income related to $237,000 of proceeds from a legal settlement in the second quarter of 2017. The increase in total non-interest income was partly offset by a decrease in gains on sales of loans of $969,000, or 29.1%, to $2.4 million for the year ended December 31, 2017 from $3.3 million a year ago. The sales of loans and other real estate-owned properties is generally based on market conditions.
Total non-interest expense decreased by $851,000, or 1.8%, to $47.0 million for 2017 from $47.9 million for 2016. Salaries and employee benefits expense decreased by $1.6 million, or 6.2%, to $23.7 million for the year from $25.3 million for 2016. This decrease in both salaries and employee benefits was mainly attributable to a decrease of 51 average full-time equivalent employees, to 314 at December 31, 2017 from 365 a year ago. Advertising expense decreased by $1.2 million, or 73.0%, to $433,000 for the year from $1.6 million for 2016, partly related to advertising efforts with the opening of several de novo branches in 2016. Regulatory assessment expense decreased by $441,000, or 28.1%, to $1.1 million for the year, from $1.6 million for 2016, primarily related to lower FDIC rates. Net other real estate-owned expense decreased by $75,000, or 33.9%, to $146,000 for the year from $221,000 for 2016.  The decrease in total non-interest expense was partly offset by an increase in professional fees of $1.0 million, or 57.3%, to $2.8 million for 2017 from $1.8 million for 2016 and merger-related costs of $802,000 for 2017 with no comparable figure in 2016. The increase in professional fees compared to a year ago primarily related to counsel fees and litigation expenses awarded to a plaintiff's class counsel of $1.0 million in the matter of Kube v. Pamrapo Bancorp, Inc. et al. Data processing expense increased $148,000, or 5.7%, to $2.7 million for the year from $2.6 million for 2016. Occupancy and equipment expense increased by $106,000, or 1.3%, to $8.3 million for 2017 from $8.2 million for 2016. Director fees increased by $21,000, or 3.1%, to $691,000 for the year from $670,000 for 2016. The increase in Directors Fees primarily relates to the addition of one new director to the Bank's Board of Directors. Other non-interest expense increased by $295,000, or 4.9%, to $6.3 million for the year from $6.0 million for 2016. Other non-interest expense consists of loan expense, stationary, forms and printing, check printing, correspondent bank fees, telephone and communication and other fees and expenses.
Income tax provision increased $5.0 million, or 94.6%, to $10.2 million for 2017 from $5.2 million for 2016. Of the total increase, $2.2 million related to revaluing net deferred tax assets from 35% to the lower 21% rate as a result of the Tax Cut and Jobs Act bill enacted in December 2017. The consolidated effective tax rate for 2017 was 50.6% compared to 39.7% for 2016.
Financial Condition
Total assets increased by $234.6 million, or 13.7%, to $1.943 billion at December 31, 2017 from $1.708 billion at December 31, 2016. Total assets increased primarily as a result of increases in net loans receivable, total cash and cash equivalents, and securities available for sale, partially offset by decreases in deferred income taxes, other real estate owned properties, and loans held for sale.
"We are focused on maintaining adequate liquidity in anticipation of funding loans in the loan pipeline" added Coughlin. "It is our intention to grow our assets at a measured pace consistent with our capital levels and as business opportunities permit."

Net loans receivable increased by $158.5 million, or 10.7%, to $1.644 billion at December 31, 2017 from $1.485 billion a year ago. The increase resulted primarily from a $142.7 million increase in real estate mortgages comprising commercial and multi-family, an increase of $31.9 million in residential real estate loans, an increase of $2.9 million in commercial business loans, an increase of $1.4 million in home equity and home equity lines of credit, partly offset by a decrease of $20.4 million in construction loans and an increase in the allowance for loan losses of $166,000. As of December 31, 2017, the allowance for loan losses was $17.4 million, or 133.28%, of non-performing loans and 1.05% of gross loans, as compared to $17.2 million or 110.6% of non-performing loans and 1.14% of gross loans at December 31, 2016. As a result of the loans acquired in the business combination transactions being recorded at their fair value, the balances in the allowance for loan losses that were on the balance sheets of the former Pamrapo Bancorp, Inc., and Allegiance Community Bank are precluded from being reported in the allowance balance previously discussed, consistent with generally accepted accounting principles.
Total cash and cash equivalents increased by $59.2 million, or 91.0%, to $124.2 million at December 31, 2017 from $65.0 million at December 31, 2016.
Securities available for sale increased $27.8 million, or 29.4%, to $122.6 million at December 31, 2017 from $94.8 million at December 31, 2016. As part of its growth and liquidity strategies, the Bank sought to further strengthen its balance sheet by increasing the investment portfolio.
Deposit liabilities increased by $177.2 million, or 12.7%, to $1.569 billion at December 31, 2017 from $1.392 billion a year ago. The increase resulted primarily from an increase of $123.8 million in certificates of deposit, an increase of $22.4 million in money market interest-bearing deposits, an increase of $17.2 million in non-interest-bearing deposits, and an increase of $15.3 million in interest-bearing checking deposits, which was partially offset by a decrease of $1.5 million in savings and club deposits. Recognizing this shift in the mix of our deposits, the attraction and retention of non-interest bearing commercial deposits, and longer dated maturity deposits remains a focus of our retail deposit-gathering philosophy. During 2017, the Federal Open Market Committee ("FOMC") has continued its accommodative monetary policy. This extended environment of historically low short-term market rates has resulted in continuing parallel low retail deposit account yields, directly decreasing interest expense.
The Company had no short-term borrowings at December 31, 2017 and $20.0 million at December 31, 2016. Long-term borrowings increased by $30.0 million, or 19.4%, to $185.0 million at December 31, 2017 from $155.0 million a year ago. The purpose of the borrowings reflected the use of long-term and short-term FHLB advances to augment deposits as the Company's funding source for originating loans and investing in GSE investment securities.
Stockholders' equity increased $45.4 million, or 34.6%, to $176.5 million at December 31, 2017 from $131.1 at December 31, 2016, primarily as a result of the $42.8 million of proceeds from the Company's common stock equity raise that took place in the third quarter of 2017.

BCB BANCORP INC., AND SUBSIDIARIES
	Financial condition data by quarter
	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016

	(In thousands)
Total assets	$1,942,837	$1,871,740	$1,815,843	$1,805,332	$1,708,208
Cash and cash equivalents	124,235	97,618	75,047	114,422	65,038
Securities available for sale	122,589	100,077	105,803	106,183	94,765
Loans receivable, net	1,643,677	1,619,245	1,577,181	1,528,756	1,485,159
Deposits	1,569,370	1,546,148	1,496,260	1,513,844	1,392,205
Borrowings	185,000	138,000	174,000	155,000	175,000
Stockholders' equity	176,454	177,568	132,781	127,011	131,081

	Operating data by quarter
	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016

	(In thousands, except for per share amounts)
Net interest income	$16,642	$15,574	$15,063	$14,605	$14,402
Provision for loan losses	325	511	776	498	102
Non-interest income	1,515	1,633	2,022	2,313	1,433
Non-interest expense	12,035	11,299	12,148	11,562	11,649
Income tax expense	4,458	2,180	1,648	1,945	1,611
Net income	$1,339	$3,217	$2,513	$2,913	$2,473
Net income per share:	$0.08	$0.25	$0.21	$0.25	$0.20
Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios
	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Return on average assets	0.28%	0.70%	0.56%	0.68%	0.60%
Return on average stockholder's equity	3.01%	9.17%	7.90%	9.48%	7.64%
Net interest margin	3.56%	3.50%	3.45%	3.43%	3.48%
Stockholder's equity to total assets	9.08%	9.49%	7.31%	7.04%	7.67%

	Asset Quality Ratios
	(In thousands, except for per share amounts)
	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Non-Accrual Loans	$13,036	$16,958	$15,456	$16,987	$15,652
Non-Accrual Loans as a % of Total Loans	0.78%	1.03%	0.97%	1.10%	1.04%
ALLL as % of Non-Accrual Loans	133.28%	108.79%	116.23%	103.17%	109.95%
Impaired Loans	37,786	40,992	43,326	45,830	45,419
Classified Loans	21,730	26,663	27,422	29,357	29,324

BCB Community Bank presently operates 23 branches in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and two branches in Staten Island, New York.
Contact
Thomas Keating, Senior Vice President and Chief Financial Officer – 201.823.0700
 Thomas Coughlin, President and Chief Executive Officer – 201.823.0700
Forward-looking Statements and Associated Risk Factors
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.
Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
NON-GAAP FINANCIAL MEASURES

This press release may contain references to measures which are not defined in generally accepted accounting principles ("GAAP"). Information concerning these non-GAAP financial measures can be found in the opening paragraphs of the release.
On December 22, 2017, the Tax Act was signed into law. The fourth quarter of 2017 and full year 2017 results reflect the estimated impact of the enactment of the Tax Act, which resulted in a $2.2 million decrease in net income. Net income and earnings per share excluding these related expenses are non-GAAP financial measures. Management believes these measures are meaningful because it reflects adjustments commonly made by management, investors, regulators, and analysts to evaluate the adequacy of earnings per common share and provides a greater understanding of ongoing operations and enhances comparability of results with prior periods.

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	December 31,
	2017	2016
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and amounts due from depository institutions	$16,460	$12,121
Interest-earning deposits	107,775	52,917
Total cash and cash equivalents	124,235	65,038

Interest-earning time deposits	980	980
Securities available for sale	122,589	94,765
Loans held for sale	1,295	4,153
Loans receivable, net of allowance for loan losses of $17,375 and
$17,209, respectively	1,643,677	1,485,159
Federal Home Loan Bank of New York stock, at cost	10,211	9,306
Premises and equipment, net	18,768	19,382
Accrued interest receivable	6,153	5,573
Other real estate owned	532	3,525
Deferred income taxes	5,144	9,953
Other assets	9,253	10,374
Total Assets	$1,942,837	$1,708,208

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$201,043	$183,821
Interest bearing deposits	1,368,327	1,208,384
Total deposits	1,569,370	1,392,205
Short-term debt	-	20,000
Long-term debt	185,000	155,000
Subordinated debentures	4,124	4,124
Other liabilities	7,889	5,798
Total Liabilities	1,766,383	1,577,127

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,342 shares of Series C 6% and Series D 4.5% noncumulative perpetual
preferred stock (liquidation value $10,000 per share) at December 31, 2017 and 1,560 shares of	-	-
Series A, B, and C 6% noncumulative perpetual preferred stock at December 31, 2016
Additional paid-in capital preferred stock	13,241	15,464
Common stock; no par value; 20,000,000 shares authorized, issued 17,572,942 and 13,797,088 at December 31, 2017 and 2016, respectively,
15,042,179 and 11,267,225 shares, respectively outstanding	-	-
Additional paid-in capital common stock	164,230	120,417
Retained earnings	31,241	28,159
Accumulated other comprehensive (loss)	(3,142)	(3,856)
Treasury stock, at cost, 2,530,763 and 2,529,863, respectively	(29,116)	(29,103)
Total Stockholders' Equity	176,454	131,081

Total Liabilities and Stockholders' Equity	$1,942,837	$1,708,208

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, except for per share amounts, Unaudited)

	Years Ended December 31,
	2017	2016	2015
	(In Thousands, Except for Per Share Data)
Interest income:
Loans, including fees	$73,355	$69,406	$66,628
Mortgage-backed securities	2,360	1,198	651
Municipal bonds and other debt	544	19	-
FHLB stock and other interest earning assets	1,312	732	101
Total interest income	77,571	71,355	67,380

Interest expense:
Deposits:
Demand	2,816	2,090	923
Savings and club	397	379	403
Certificates of deposit	8,838	8,092	6,084
	12,051	10,561	7,410
Borrowings	3,636	5,734	6,459
Total interest expense	15,687	16,295	13,869

Net interest income	61,884	55,060	53,511
Provision for loan losses	2,110	27	2,280

Net interest income, after provision for loan losses	59,774	55,033	51,231

Non-interest income:
Fees and service charges	3,101	3,076	2,061
Gain on sales of loans	2,357	3,326	4,873
Loss on bulk sale of impaired loans held in portfolio	-	(373)	-
Gain on sales of other real estate owned	1,585	-	-
Gain on sale of securities available for sale	97	-	-
Other	343	94	131
Total non-interest income	7,483	6,123	7,065

Non-interest expense:
Salaries and employee benefits	23,706	25,277	23,068
Occupancy and equipment	8,274	8,168	7,635
Data processing service fees	2,747	2,599	4,238
Professional fees	2,834	1,802	1,291
Director fees	691	670	528
Regulatory assessments	1,127	1,568	1,218
Advertising and promotional	433	1,601	2,217
Other real estate owned, net	146	221	574
Merger related expenses	802	-	-
Other	6,284	5,989	5,683
Total non-interest expense	47,044	47,895	46,452

Income before income tax provision	20,213	13,261	11,844
Income tax provision	10,231	5,258	4,814

Net Income	$9,982	$8,003	$7,030
Preferred stock dividends	614	936	917
Net Income available to common stockholders	$9,368	$7,067	$6,113

Net Income per common share-basic and diluted
Basic	$0.76	$0.63	$0.69
Diluted	$0.75	$0.63	$0.69

Weighted average number of common shares outstanding
Basic	12,403	11,238	8,853
Diluted	12,508	11,251	8,875